JNL Series Trust 485BPOS

Exhibit 99.28(d)(21)(v)

Amendment

to Sub-Advisory Agreement Between

Jackson National Asset Management, LLC

and FIAM LLC

This Amendment is made by and between Jackson National Asset Management, LLC, a Michigan limited liability company and registered investment adviser (the “Adviser”), and FIAM LLC, a limited liability company organized in the State of Delaware (the “Sub-Adviser”).

Whereas, the Adviser and the Sub-Adviser (the “Parties”) entered into a Sub-Advisory Agreement effective as of September 13, 2021 wherein the June 24, 2019 Agreement, as amended, was incorporated by reference, and as amended thereafter (the “Agreement”), whereby the Adviser appointed the Sub-Adviser to provide certain sub-investment advisory services to certain investment portfolios (each, a “Fund”) of JNL Series Trust (the “Trust”), as listed on Schedule A to the Agreement, for the portion of each Fund’s assets allocated to the Sub-Adviser.

Whereas, pursuant to the Agreement, the Adviser agreed to pay sub-advisory fees as set forth on Schedule B of the Agreement to the Sub-Adviser for the services provided and the expenses assumed by the Sub-Adviser, and the Sub-Adviser agreed to accept such sub-advisory fees as full compensation under the Agreement for such services and expenses.

Whereas, the Board of Trustees of the Trust has approved the following fund name change, effective October 21, 2024:

JNL/PPM America Floating Rate Income Fund change to

JNL Multi-Manager Floating Rate Income Fund.

Whereas, the Parties have agreed to amend i) Section 1 of the Agreement to add certain language pertaining to multi-managed funds; and ii) Schedule A and Schedule B of the Agreement to change the JNL/PPM America Floating Rate Income Fund’s name, effective October 21, 2024.

Now Therefore, in consideration of the mutual covenants herein contained, the Parties hereby agree to amend the Agreement as follows:

1)	The first paragraph under Section 1. “Appointment of Sub-Adviser,” shall be deleted and replaced, in its entirety, with the following:

“The Adviser hereby appoints the Sub-Adviser to act as the investment sub-adviser for each Fund, subject to the supervision and control of the Adviser and the Board and in accordance with the terms and conditions of this Agreement. Such appointment may be limited to a portion of Fund assets allocated to the Sub-Adviser by the Adviser, which may be changed from time to time at the sole discretion of the Adviser. References to the “Fund” or “Funds” in this Agreement shall refer to the portion of Trust assets allocated to the Sub-Adviser by the Adviser, except where the context otherwise indicates.”

2)	Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A dated October 21, 2024, attached hereto.

3)	Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated October 21, 2024, attached hereto.

4)	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

5)	Each of the Parties represents and warrants to the others that it has full authority to enter into this Amendment, upon the terms and conditions hereof, and that the individual executing this Amendment is duly authorized to bind the respective party to this Amendment.

6)	This Amendment may be executed in one or more counterparts, which together shall constitute one document.

In Witness Whereof, the Parties have caused this Amendment to be executed, effective October 21, 2024.

Jackson National Asset Management, LLC		FIAM LLC

By:	/s/ Emily J. Bennett	By:	/s/ Brad Sweeney
Name:	Emily J. Bennett	Name:	Brad Sweeney
Title:	VP and Deputy General Counsel	Title:	VP, Business Development

Schedule A

Dated October 21, 2024

Funds
JNL/Fidelity Institutional Asset Management® Total Bond Fund
JNL Multi-Manager Floating Rate Income Fund*

* For the portion of the Average Daily Net Assets managed by FIAM LLC.

A-1

Schedule B

Dated October 21, 2024

(Compensation)

JNL/Fidelity Institutional Asset Management® Total Bond Fund
Average Daily Net Assets	Annual Rate
$0 to $100 Million	0.155%
$100 million to $500 Million	0.13%
Over $500 million	0.115%

JNL Multi-Manager Floating Rate Income Fund*
[Fees Omitted]

* For the portion of the Average Daily Net Assets managed by FIAM LLC.

B-1